Exhibit 99.1

UCB completes the acquisition of Ra Pharmaceuticals – to deliver differentiated therapies to patients

•	The transaction, which was announced October 10, 2019, will enhance UCB’s potential to be a leader in myasthenia gravis by adding zilucoplan, a peptide inhibitor of complement component 5 (C5) currently in phase 3, to the UCB pipeline alongside rozanolixizumab, UCB’s FcRn targeting antibody which is also in phase 3

•	Zilucoplan will enhance UCB’s pipeline and Ra Pharma’s ExtremeDiversity™ technology platform will accelerate UCB’s long-term innovation capabilities

•	The acquisition is expected to enable accelerated top and bottom line company growth from 2024 onwards

•	Innovative research and development unit in Cambridge, MA adds to UCB’s network and presence in Massachusetts and the greater Boston area of the U.S.

•	Total transaction cash value of approximately US$ 2.3 billion / € 2.1 billion based on US$ 48 in cash per Ra Pharma share and taking Ra Pharma cash and settlement of acquisition related expenses into consideration

•	The closing of this acquisition leads to an update of UCB’s 2020 financial guidance and the mid-term target

Brussels (Belgium) 2 April 2020 – 15:00 (CEST) – UCB today announced that the acquisition of Ra Pharmaceuticals, Inc. has been successfully completed and Ra Pharma is now a wholly-owned subsidiary of UCB. The former Ra Pharma shareholders received US$ 48 in cash for each Ra Pharma share held at closing.

Jean-Christophe Tellier, CEO UCB said: “In the last 15 months, we made several significant steps on UCB’s strategic growth path, namely the “Accelerate and Expand” phase. This acquisition is a key part of this progress and an excellent strategic fit with UCB’s strategy. Ra Pharma builds upon our collective strengths and talents and adds to our strong internal growth opportunities. Zilucoplan gives us the opportunity to become a leader in treating people living with myasthenia gravis, an auto-antibody mediated neurological orphan disease with high unmet medical need. The acquisition also strengthens our neurology and immunology franchises with late and early-stage pipeline projects and adds a highly productive technology platform to our innovation engine.”

Financial guidance updated - The closing of this acquisition leads to an update of UCB’s 2020 financial guidance – as announced with the FY 2019 results press release on 20 February 2020.

For 2020, UCB is aiming for revenues in the range of € 5.05 – 5.15 billion thanks to the current core product growth and new patient populations being served. UCB will continue to advance its strong development pipeline to offer potential new solutions for patients and to explore complementary external opportunities. Hence, the underlying profitability, rEBITDA, in the range of 26-27% of revenue, will reflect the high R&D investment level, including the investment for the Ra Pharma pipeline. Core earnings per share are therefore now expected in the range of € 4.40 – 4.80 based on an average of 187 million shares outstanding.

The inclusion of Ra Pharma will be dilutive to UCB’s mid-term earnings level due to R&D investments. As a result, the mid-term target of UCB reaching a rEBITDA ratio (to revenue) of 31% moves to 2022 from 2021 as previously guided. The acquisition is expected to be Core EPS accretive from 2024 onwards and to enable accelerated top and bottom line growth for UCB from 2024 onwards.

The updated financial guidance above does not reflect any potential impacts from the evolving COVID-19 pandemic. The company is following these developments diligently to assess the financial significance of this pandemic to UCB.

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Funding

The acquisition of Ra Pharma was financed by a combination of a US$ 2.07 billion bank term loan and existing cash resources. The bank term loan had initially been arranged and underwritten by BNP Paribas Fortis and Bank of America Merrill Lynch and was successfully syndicated in November 2019.

About Ra Pharmaceuticals, Inc.

Ra Pharma, now a wholly-owned subsidiary of UCB, is a clinical-stage biopharmaceutical company leveraging a proprietary peptide chemistry platform to develop novel therapeutics for the treatment of serious diseases caused by excessive or uncontrolled activation of the complement system, a critical component of the innate immune system. The company’s ExtremeDiversity™ platform enables the production of synthetic macrocyclic peptides combining the diversity and specificity of antibodies with the pharmacological properties of small molecules.

About Zilucoplan

The phase 3 product candidate, zilucoplan, is a once-daily self-administered, subcutaneous peptide inhibitor of C5 and is currently being tested in phase 3 for the treatment of gMG with top-line results expected in early 2021. Further indications that are potentially addressable by zilucoplan include immune-mediated necrotizing myopathy (IMNM), amyotrophic lateral sclerosis (ALS) and other tissue-based complement-mediated disorders with high unmet medical need. In early December 2019, Ra Pharma started the Phase 2 clinical trial of zilucoplan for the treatment of immune-mediated necrotizing myopathy (IMNM). Zilucoplan was selected as one of the first drugs to be tested in a multi-center amyotrophic lateral sclerosis (ALS) platform study sponsored by the Sean M. Healey & AMG Center for ALS at Mass General. An extended release formulation of zilucoplan, as well as a potential first-in-class oral small molecule C5 inhibitor, are in early development. Zilucoplan is in clinical development and is not approved in any region of the world.

About Generalized Myasthenia Gravis (gMG)

Generalized myasthenia gravis is an unpredictable, chronic auto-immune condition in which auto-antibodies attack specific proteins in the neuro-muscular junction. This disrupts the way that nerves can communicate with muscles, resulting in muscle weakness and fatigue. Both men and women are impacted equally, and it can occur at any age and in any race. Myasthenia Gravis is a rare disease impacting almost 200,000 patients in the US, EU and Japan (Gilhus N, N Engl J Med 2016;375:2570-812015). Those living with gMG can experience a variety of symptoms, including drooping eyelids and double vision as well as severe muscular weakness that can result in life threatening weakness of muscles of respiration.

About UCB
UCB, Brussels, Belgium (www.ucb.com) is a global biopharmaceutical company focused on the discovery and development of innovative medicines and solutions to transform the lives of people living with severe diseases of the immune system or of the central nervous system. With more than 7 500 people in approximately 40 countries, UCB generated revenue of € 4.9 billion in 2019. UCB is listed on Euronext Brussels (symbol: UCB). Follow us on Twitter: @UCB_news

For further information –

UCB - Corporate Communications Laurent Schots, Media Relations, UCB T +32.2.559.92.64, Laurent.schots@ucb.com	UCB - Investor Relations Antje Witte, Investor Relations, UCB T +32.2.559.94.14, antje.witte@ucb.com
Isabelle Ghellynck, Investor Relations, UCB T +32.2.559.9588, isabelle.ghellynck@ucb.com

Forward looking statements UCB
This press release contains forward-looking statements based on current plans, estimates and beliefs of management. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including estimates of revenues, operating margins, capital expenditures, cash, other financial information, expected legal, political, regulatory or clinical results and other such estimates and results. By their nature, such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions which could delay, divert or change any of them this year and the next several years, that are difficult to predict, may be beyond UCB’s control and could cause UCB’s actual future financial results, goals, plans and objectives to differ materially from those that may be expressed in, or implied by, such forward-looking statements contained in this press release. Important factors that could result in such differences include: the global spread and impact of COVID-19, changes in general economic, business and competitive conditions, the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms, costs associated with research and development, changes in the prospects for products in the pipeline or under development by UCB, effects of future judicial decisions or governmental investigations, product liability claims, challenges to patent protection for products or product candidates, changes in laws or regulations, exchange rate fluctuations, changes or uncertainties in tax laws or the administration of such laws and hiring and retention of its employees.

Additionally, information contained in this document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction. UCB is providing this information as of the date of this document and expressly disclaims any duty to update any information contained in this press release, either to confirm the actual results or to report a change in its expectations.

There is no guarantee that new product candidates in the pipeline will progress to product approval or that new indications for existing products will be developed and approved. Products or potential products which are the subject of partnerships, joint ventures or licensing collaborations may be subject to differences between the partners. Also, UCB or others could discover safety, side effects or manufacturing problems with its products after they are marketed.

Moreover, sales may be impacted by international and domestic trends toward managed care and health care cost containment and the reimbursement policies imposed by third-party payers as well as legislation affecting biopharmaceutical pricing and reimbursement.

The updated financial guidance above does not reflect any potential impacts from the evolving COVID-19 pandemic. The company is following the development diligently to assess the financial significance of this pandemic to UCB.